                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                              CENTRAL RESERVE LIFE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                        CENTRAL RESERVE LIFE CORPORATION

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS IN LIEU OF THE
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 22, 1998

    Notice is hereby given that a Special Meeting of Shareholders in Lieu of the Annual Meeting of Shareholders (the "Special Meeting") of Central Reserve Life Corporation (the "Company") will be held at the Home Offices of the Company, CRL Plaza, 17800 Royalton Road, Strongsville, Ohio, on Thursday, October 22, 1998, at 10:00 a.m., local time, for the following purposes:

    1. To elect nine directors to hold office until the next annual election of directors and until their successors are elected and qualified;

    2. To consider and act upon a proposal to amend the Company's Amended Articles of Incorporation to eliminate cumulative voting in the election of directors; and

    3. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on September 17, 1998, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

                                         By order of the Board of Directors.

                                         /s/ Linda S. Standish

                                         LINDA S. STANDISH, Secretary

October 5, 1998

                             YOUR VOTE IS IMPORTANT

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                        CENTRAL RESERVE LIFE CORPORATION
                                   CRL PLAZA
                              17800 ROYALTON ROAD
                            STRONGSVILLE, OHIO 44136

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies for use at a Special Meeting of Shareholders in Lieu of the Annual Meeting of Shareholders (the "Special Meeting") of Central Reserve Life Corporation, an Ohio corporation (the "Company"), to be held on Thursday, October 22, 1998, at 10:00 a.m., local time, at the Home Offices of the Company, CRL Plaza, 17800 Royalton Road, Strongsville, Ohio, and at any adjournment thereof.

    As more fully described herein, the principal business to be addressed at the Special Meeting is the election of directors and an amendment to the Company's Amended Articles of Incorporation (the "Articles") to eliminate cumulative voting in the election of directors.

    This Proxy Statement and the accompanying form of proxy ("proxy card"), together with the Company's Annual Report to Shareholders on Form 10-K/A for the fiscal year ended December 31, 1997, will first be sent to shareholders on or about October 5, 1998.

    The close of business on September 17, 1998, has been fixed as the date (the "Record Date") for the determination of holders of record of the Company's common shares, without par value (the "Common Shares"), entitled to notice of, and to vote at, the Special Meeting. On September 17, 1998, the Company had outstanding 11,495,172 Common Shares, each of which will be entitled to one vote.

                               VOTING AND QUORUM

    A majority of the issued and outstanding Common Shares entitled to vote constitutes a quorum at the Special Meeting. Common Shares represented in person or by proxy at the Special Meeting, including abstentions and "broker non-votes," will be tabulated by the inspectors of election appointed for the Special Meeting and will determine whether a quorum is present. A broker non-vote occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

    With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specifed on all proposals (other than the election of directors) and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted as votes in favor of such proposal. Accordingly, an abstention from voting on a proposal by a shareholder present in person or represented by proxy at the Special Meeting will have the same legal effect as a vote "against" the matter even though the shareholder or interested parties analyzing the results of the voting may interpret the abstention differently. Broker non-votes are not shares entitled to vote, will not be counted in the total number of votes, and therefore will have no effect on the outcome of voting.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

    The number of directors has been fixed pursuant to the Code of Regulations of the Company at nine, and nine directors are currently in office. At the meeting, shares represented by proxies, unless otherwise specified, will be voted for the election of the nine nominees, hereinafter named, to hold office until the next annual election of directors and, in each case, until their respective successors are duly elected and qualified. If, by reason of death or other unexpected occurrence, any nominee should not be available for election, the proxies will be voted for such substitute nominee as the Board of Directors may propose.

    If notice in writing is given by any shareholder to the President, a Vice President or the Secretary not less than 48 hours before the time fixed for holding the meeting that he desires that voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses at such election and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he holds, or to distribute his votes on the same basis among two or more nominees, as he sees fit. If voting for the election of directors is cumulative, the persons named in the enclosed proxy will vote the shares represented thereby and by other proxies held by them so as to elect as many of the nominees named below as possible. In the election of directors, the nine nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will not count in favor of or against election of any nominee.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" MESSRS. BOEMI, CAVATAIO, COOPER, LICK, NAUERT, NOVATNEY, OSBORNE, SPASS AND TABAK.

    Based on information as of the Record Date, the following describes the age, position with the Company, principal occupation and business experience during the past five years, and other directorships of each person nominated for election as a director. Each currently holds his position as Director and has been nominated for re-election by the Board of Directors pursuant to the provisions of a Voting Agreement between the Company and Insurance Partners, L.P. ("IP Delaware"); Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda" and collectively with IP Delaware, "Insurance Partners"); Strategic Acquisition Partners, LLC ("Strategic Partners"); Turkey Vulture Fund III, Ltd. (the "Fund") and their Assignees (the "Voting Agreement"). (See Footnote 2 starting on Page 8 herein concerning the Voting Agreement.)

                  NOMINEES FOR ELECTION AT THE SPECIAL MEETING

NAME:                       AGE / DIRECTOR SINCE:             PRINCIPAL OCCUPATION:
------------------------  -------------------------  ---------------------------------------
Andrew A. Boemi                   53 / 1997          Managing Director of Turnaround Capital
                                                     Partners, L. P., a company engaged in
                                                     investing in small to mid-sized public
                                                     and private companies in the early
                                                     turnaround stages. In 1997, Mr. Boemi
                                                     served as the Managing Director of
                                                     Marietta Capital Partners, a company
                                                     engaged in private investment banking
                                                     and corporate restructuring. From 1990
                                                     to 1996, Mr. Boemi was a partner of S-K
                                                     Partners, Ltd., where he specialized in
                                                     financial and operational turnarounds
                                                     of small to mid-sized companies and
                                                     crisis management.

Michael A. Cavataio               55 / 1997          Real estate developer in northern
                                                     Illinois and southern Wisconsin. Mr.
                                                     Cavataio served as a director of
                                                     Pioneer Financial Services, Inc., a
                                                     company that underwrites and markets
                                                     health insurance, life insurance and
                                                     annuities throughout the United States,
                                                     from 1986 to 1997 and served as Vice
                                                     Chairman from 1995 to 1997. Mr.
                                                     Cavataio has served as a director of
                                                     Mercantile Bank of Northern Illinois
                                                     since 1988 and as a director of AON
                                                     Funds, Inc., a subsidiary of AON Corp.,
                                                     a multi-line insurance and brokerage
                                                     company, since 1994.

Bradley E. Cooper                 32 / 1998          Partner of Insurance Partners Advisors,
                                                     L. P., an investment management
                                                     company, from 1994 to the present. Mr.
                                                     Cooper served as Vice President of
                                                     International Insurance Advisors, Inc.,
                                                     an investment management company, from
                                                     1990 to 1994. Mr. Cooper is a director
                                                     of Superior National Insurance Group,
                                                     Inc. and Highlands Insurance Group,
                                                     Inc.

Fred Lick, Jr.                    67 / 1976          Chairman of the Company and Chairman of
                                                     Central Reserve Life Insurance Company
                                                     ("CRL"), the Company's principal
                                                     operating subsidiary. Prior to

NAME:                       AGE / DIRECTOR SINCE:             PRINCIPAL OCCUPATION:
------------------------  -------------------------  ---------------------------------------
                                                     July 3, 1998, Mr. Lick was also
                                                     President and Chief Executive Officer
                                                     of the Company and of CRL.

Peter W. Nauert                   55 / 1998          President and Chief Executive Officer
                                                     of the Company since July 3, 1998. Mr.
                                                     Nauert is also the principal investor
                                                     in Strategic Partners and is Principal
                                                     of Geneva Consulting, Inc., a company
                                                     providing consulting services to small
                                                     group and life insurance companies. Mr.
                                                     Nauert served as President of Pioneer
                                                     Financial Services from 1982 to 1988
                                                     and 1991 to 1995, and served as
                                                     Chairman from 1988 to 1997. Mr. Nauert
                                                     had been employed in an executive
                                                     capacity by one or more of the
                                                     insurance subsidiaries of Pioneer
                                                     Financial Services from 1968 to 1997.

John F. Novatney, Jr.             68 / 1976          General Counsel of CRL. Prior to June,
                                                     1996, Mr. Novatney was a partner in the
                                                     law firm of Baker & Hostettler LLP.

Richard M. Osborne                53 / 1998          Chief Executive Office of OsAir, Inc.,
                                                     a company Mr. Osborne founded in 1963.
                                                     OsAir, Inc., is a manufacturer of
                                                     industrial gases for pipeline delivery
                                                     and a real property developer. Mr.
                                                     Osborne is the sole Manager of the
                                                     "Fund", which began operations in
                                                     January 1995. The Fund acquires, holds,
                                                     sells or otherwise invests in all types
                                                     of securities and other instruments.
                                                     Mr. Osborne is a director of TIS
                                                     Mortgage Investment Company, a real
                                                     estate investment trust, a director and
                                                     Chairman of Pacific Gateway Properties,
                                                     Inc., a real estate company, and a
                                                     director and Vice-Chairman of GLB
                                                     Bancorp, Inc., a bank holding company.

Robert A. Spass                   42 / 1998          Managing Partner of Insurance Partners
                                                     Advisors, L. P., an investment
                                                     management company, from 1994 to the
                                                     present. Mr. Spass served as President
                                                     and Chief Executive Officer of
                                                     International Insurance Advisors, Inc.,
                                                     an investment

NAME:                       AGE / DIRECTOR SINCE:             PRINCIPAL OCCUPATION:
------------------------  -------------------------  ---------------------------------------
                                                     management company, from 1990 to 1994.
                                                     Mr. Spass is a director of Superior
                                                     National Insurance Group, Inc., MMI
                                                     Companies, a professional liability
                                                     insurer, and Highland Insurance Group,
                                                     Inc.

Mark Tabak                        48 / 1998          President and Chief Executive Officer
                                                     of International Managed Care Advisors,
                                                     LLC, from 1996 to the present. Mr.
                                                     Tabak is also Chairman of AIG Managed
                                                     Care, Inc., a subsidiary of American
                                                     International Group from 1993 to 1996.
                                                     Prior to joining Group Health Plan, he
                                                     was President of Health America
                                                     Development Corporation. Mr. Tabak also
                                                     founded Clinical Pharmaceuticals, Inc.

                       BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors of the Company has standing executive, audit, investment and compensation committees, as described below:

    EXECUTIVE COMMITTEE. The Executive Committee has all powers of the Board in the management of the business and affairs of the Company between Board meetings except the power to fill vacancies on the Board or its committees. The Executive Committee also functions as a nominating committee. In functioning as a nominating committee, the Executive Committee seeks qualified persons to serve as directors of the Company and makes recommendations to the Board of Directors. The Executive Committee will consider nominees for the Board of Directors recommended by shareholders, provided that the names of such persons are submitted by January 30 for the next succeeding annual shareholders' meeting. Such recommendations should be submitted only on behalf of persons willing to serve as directors and should include a resume of their business experience and qualifications. Until July 8, 1998, when a separate compensation committee was created, the Executive Committee also served as a compensation committee responsible for determining the compensation of the Company's executive officers. Currently, members of the Executive Committee are Messrs. Nauert (Chairman), Cavataio and Spass. The Executive Committee met once during 1997 and took action in writing without a meeting four times.

    AUDIT COMMITTEE. The Audit Committee recommends to the Board of Directors the firm of independent accountants to serve the Company and reviews the scope, performance and results of the annual audit of the Company. Its members are Messrs. Boemi (Chairman), Osborne and Tabak. The Audit Committee met six times during 1997.

    INVESTMENT COMMITTEE. The Investment Committee establishes policy for, and monitors management of, the Company's investments. Its members are Messrs. Cavataio (Chairman), Lick and Novatney. Frank W. Grimone, Senior Executive Vice President and Chief Financial Officer of the Company, participates in all meetings of the Investment Committee. The Investment Committee met twice during 1997.

    COMPENSATION COMMITTEE. A Compensation Committee was formed on July 8, 1998, and is now responsible for determining the compensation of the Company's executive officers. Members of the Compensation Committee are Messrs. Cooper (Chairman), Cavataio and Osborne. The Compensation Committee had no meetings in 1997 since it was first formed in July 1998.

    The Board of Directors met 16 times during 1997 and took action in writing without a meeting twice. Each director attended at least 75% of the meetings held by the Board of Directors and the committees of the Board of Directors on which he served.

                             DIRECTOR COMPENSATION

    During 1997, the directors of the Company were paid $2,000 per quarter plus $1,000 per Board meeting attended and $1,000 per committee meeting attended plus expenses of attendance, except that by informal agreement of the directors, a reduced fee of $500 was paid for four of the Board meetings. Mr. Lick and Mr. Novatney received no compensation as directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

    The following table sets forth at the Record Date certain information with respect to the beneficial ownership of Common Shares by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Shares,
(ii) each Company director, (iii) each of the named executive officers and (iv) all company executive officers and directors as a group.

                                                      AMOUNT AND NATURE OF
       NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP (1)   PERCENT OF CLASS

       Insurance Partners, L.P. (2)                        13,102,100(3)             77.5
       One Chase Manhattan Plaza
       44th Floor
       New York, New York 10005

       Insurance Partners Offshore                         13,102,100(3)             77.5
       (Bermuda), L.P. (2)
       One Chase Manhattan Plaza
       44th Floor
       New York, New York 10005

       Peter W. Nauert (2)                                 13,102,100(3)             77.5
       c/o Strategic Acquisition Partners, LLC
       1750 East Golf Road, Suite 210
       Schaumburg, Illinois 60173

       Strategic Acquisition Partners, LLC (2)             13,102,100(3)             77.5
       1750 East Golf Road, Suite 210
       Schaumburg, Illinois 60173

       Richard M. Osborne (2)                              13,102,100(3)             77.5
       7001 Center Street
       Mentor, Ohio 44060

       Turkey Vulture Fund XIII, Ltd. (2)                  13,102,100(3)             77.5
       c/o Mr. Richard M. Osborne
       7001 Center Street
       Mentor, Ohio 44060

       Medical Mutual of Ohio (2)                          13,102,100(3)             77.5
       1200 Huron Road
       Tenth Floor
       Cleveland, Ohio 44115

       LEG Partners SBIC, L.P. (2)                         13,102,100(3)             77.5
       230 Park Avenue
       19th Floor
       New York, New York 10169

                                                      AMOUNT AND NATURE OF
       NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP (1)   PERCENT OF CLASS
       United Payors & United Providers, Inc. (2)          13,102,100(3)             77.5
       2275 Research Boulevard
       Rockville, Maryland 20850

       Karon Hill (2)                                      13,102,100(3)             77.5
       3883 Turtle Creek #1504
       Dallas, Texas 75219

       Val Rajic (2)                                       13,102,100(3)             77.5
       1750 East Golf Road, Suite 210
       Schaumburg, Illinois 60173

       Howard R. Conant (2)                                13,102,100(3)             77.5
       c/o Lunn Partners
       209 South La Salle
       Chicago, Illinois 60604

       Joseph Cusimano IRA (2)                            13,102,1003                77.5
       c/o Lunn Partners
       209 South LaSalle
       Chicago, Illinois 60604

       Michael A. Cavataio (2)                             13,102,100(3)             77.5
       3125 Ramsgate Road
       Rockford, Illinois 61114

       Marc C. Krantz (2)                                  13,102,100(3)             77.5
       1375 East 9th Street
       20th Floor
       One Cleveland Center
       Cleveland, Ohio 44114

       Krantz Family Limited Partnership (2)               13,102,100(3)             77.5
       c/o Marc C. Krantz
       1375 East 9th Street
       20th Floor
       One Cleveland Center
       Cleveland, Ohio 44114

       Fred Lick, Jr.                                         355,000(4)              2.1

       John F. Novatney, Jr.                                   13,000                   *

       Andrew A. Boemi                                              0                   0

       Bradley E. Cooper                                            0                   0

       Mark H. Tabak                                                0                   0

                                                      AMOUNT AND NATURE OF
       NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP (1)   PERCENT OF CLASS
       Robert A. Spass                                              0                   0

       Frank W. Grimone                                       125,000                   *

       Glen A. Laffoon                                         86,650(5)                *

       James A. Weisbarth                                      14,075                   *

       All executive officers and directors as a           13,694,825                81.1
       group
       (13 persons)

*   Less than one percent of the outstanding Common Shares of the Company.

(1) Unless otherwise indicated, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as being beneficially owned by them.

(2) Each entered into a Voting Agreement which will remain in effect until July 2, 2003. The Voting Agreement provides that the parties to the Agreement shall cause the Board to consist of nine directors, some or all, as applicable, of whom shall consist of the following individuals: (i)(a) four individuals designated by Insurance Partners, so long as Insurance Partners and their officers, directors, employees and affiliates ("IP Group") owns Common Shares equal to at least 75% of the Common Shares owned by the IP Group on July 3, 1998, (b) three individuals designated by Insurance Partners, so long as the IP Group owns Common Shares equal to at least 50%, but less than 75%, of the Common Shares owned by the IP Group on July 3, 1998, (c) two individuals designated by Insurance Partners, so long as the IP Group owns Common Shares equal to at least 25%, but less than 50%, of the Common Shares owned by the IP Group on July 3, 1998, and (d) one individual designated by Insurance Partners, so long as the IP Group owns Common Shares equal to at least 10%, but less than 25%, of the Common Shares owned by the IP Group on the Closing Date; (ii)(a) two individuals designated by Strategic Partners, so long as the Strategic Partners and its affiliates (the "SAP Group") owns Common Shares equal to at least 50% of the Common Shares owned by the SAP Group on July 3, 1998, and (b) one individual designated by Strategic Partners, so long as the SAP Group owns Common Shares equal to at least 10%, but less than 50%, of the Common Shares owned by the SAP Group on July 3, 1998; and (iii) one individual designated by the Fund, so long as the Fund and its affiliates (the "Osborne Group"), owns Common Shares equal to at least 25% of the Common shares owned by the Osborne Group on July 3, 1998; (iv) John F. Novatney, Jr., until the earlier to occur of (a) December 31, 1999, or (b) the first date as of which the Company does not have a class of equity securities registered under the Exchange Act; (v) Fred Lick, Jr., until the earlier to occur of (a) December 31, 1999, (b) the first date as of which the Company does not have a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or (c) expiration of the remaining term of his employment agreement with the Company, as amended.

(3) Includes (1) 2,799,466 Common Shares and warrants to purchase 1,399,733 Common Shares at $5.50 per share exercisable any time until July 2, 2005 (the "Equity Warrants") owned by IP Delaware; (2) 1,545,990 Common Shares and 772,995 Equity Warrants owned by IP Bermuda; (3) 934,636 Common Shares, 466,818 Equity Warrants, warrants to purchase 500,000 Common Shares at $6.00 per share (the "Guarantee Warrants") and non-qualified options to purchase 500,000 Common Shares, 150,000 of which have vested at an average price of $6.83 per share owned by Mr. Nauert; (4) 1,120,910 Common Shares, 360,455 Equity Warrants and 300,000 Guarantee Warrants owned by the Fund; (5) 363,636 Common Shares and 181,818 Equity Warrants owned by Medical Mutual of Ohio;

    (6) 181,818 Common Shares and 90,909 Equity Warrants owned by LEG Partner SBIC, L.P. ("LEG"); (7) 181,818 Common Shares and 90,909 Equity Warrants owned by United Payers & United Providers, Inc. ("United"); (8) 100,000 Common Shares and 50,000 Equity Warrants owned by Karon Hill and 100 Common Shares, 100,000 Guarantee Warrants and non-qualified options to purchase 125,000 Common Shares, 25,000 of which have vested at $5.50 per share owned by Ms. Hill's spouse; (9)100,000 Common Shares, 50,000 Equity Warrants, 100,000 Guarantee Warrants and non-qualified options to purchase 125,000 Common Shares, 25,000 of which have vested at $5.50 per share owned by Val Rajic; (10) 90,909 Common Shares and 45,455 Equity Warrants owned by Howard Conant; (11) 90,909 Common Shares and 45,454 Equity Warrants owned by Joseph Cusimano, IRA; (12) 130,316 Common Shares and 65,158 Equity Warrants owned by Michael Cavataio; (13) 51,502 Common Shares and 25,751 Equity Warrants owned by the Mercantile Bank of Norther Illinois, Trustee of the Conseco Deferred Compensation Plan F/B/O Michael Cavataio ("Conseco Deferred Compensation Plan"); (14) 5,546 Common Shares and 2,273 Equity Warrants owned by Marc Krantz; and (14) 4,544 Common Shares and 2,272 Equity Warrants owned by the Krantz Family Limited Partnership ("the Krantz FLP"). All of the preceding Common Shares, Equity Warrants and Guaranteed Warrants (the "Investor Shares") are subject to the Voting Agreement, which is described in Footnote 2 of this table, and, as a result, each of IP Delaware, IP Bermuda, Mr. Nauert, Strategic Partners, Mr. Osborne, the Fund, Medical Mutual of Ohio, LEG, United, Ms. Hill, Mr. Rajic, Mr. Conant, the Joseph Cusimano IRA, Mr. Cavataio, the Conseco Deferred Compensation Plan, Mr. Krantz and the Krantz FLP (collectively the "Investors") may be deemed to beneficially own, as part of a group, all of the Investor Shares. Each of the Investors disclaims beneficial ownership of the Common Shares beneficially owned by the other Investors, except that Mr. Cavataio does not disclaim beneficial ownership of the Common Shares and Equity Warrants held for his benefit by the Conseco Deferred Compensation Plan. Mr. Cavataio shares voting and investment powers with this plan. The Company issued Guarantee Warrants to Mr. Nauert and the Fund on December 16, 1997, and July 3, 1998, which are exercisable any time until five years from the date of issuance.

(4) Includes 37,500 Common Shares owned by Mid American Asset Management Corporation, of which Mr. Lick is the sole shareholder.

(5) Includes 41,150 Common Shares held by Mr. Laffoon's spouse and 3,000 Common Shares held jointly with his spouse.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In order to comply with certain state insurance regulatory requirements which prohibit providing group life insurance unless at least ten lives are insured, the Company formed CRL Preferred Group, Inc., International Professional Group, Inc., North America Preferred Employers, Inc., and Keystone Employers Group, Inc. to serve as trustees of trusts established to provide group life insurance to employers with less than ten employees (such corporations the "Trustee Corporations"). In compliance with state regulations which require that the Trustee Corporations' shareholders be natural persons, Mr. Lick and Mr. Grimone hold, for the benefit of the Company, all of the outstanding shares of the Trustee Corporations and are directors of the Trustee Corporations. Mr. Weisbarth holds the office of President of the Trustee Corporations. None of the officers or directors of the Trustee Corporations receives any compensation for serving in such capacity.

    For a discussion of the employment contracts the Company has with Messrs. Lick, Grimone, Laffoon and Weisbarth, see "Compensation Committee Report on Executive Compensation" beginning on Page 12.

    Mr. Val Rajic, who was a director and the acting Chief Operating Officer during 1997 and who is currently an Executive Vice President of the Company, has served as President of Strategic Partners since November 1997.

    Also, see Footnote No. 2, starting on Page 8 herein, for a description of the Voting Agreement.

                               PERFORMANCE GRAPH

    The following graph compares the Company's cumulative total shareholder return to the cumulative total return of the University of Chicago Center for Research in Security Prices ("CRSP") Nasdaq Stock Market Index and the CRSP Nasdaq Insurance Stocks Index. (Assumes $100 invested on December 31, 1992, in each of three indices and dividends reinvested.)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           CENTRAL RESERVE    CRSP INDEX FOR NASDAQ       CRSP INDEX FOR NASDAQ

           Life Corporation         Insurance Stocks    Stock Market (US Companies)

12/31/92              100.0                    100.0                          100.0

12/31/93               78.1                    114.9                          107.0

12/30/94               98.7                    112.2                          100.7

12/29/95              119.8                    158.7                          143.0

12/31/96              102.9                    195.2                          163.0

12/31/97               68.1                    239.5                          239.2

                             EXECUTIVE COMPENSATION

    The following table sets forth the annual compensation paid by Central Reserve Life Insurance Company ("CRL"), the principal operating subsidiary of the Company, with respect to the calendar years ended December 31, 1997, 1996, and 1995, to the Chief Executive Officer and all other executive officers of the Company who have earned more than $100,000 annually during those years.

                                                        ANNUAL COMPENSATION         ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR          SALARY ($)        COMPENSATION ($) (1)
------------------------------------------  ---------  ---------------------  ---------------------

FRED LICK, JR.                                   1997          966,994                 20,635
Chairman of the Board of the                     1996          966,994                 23,671
Company and CRL                                  1995          871,166                 19,305

FRANK W. GRIMONE                                 1997          258,000                 20,635
Senior Executive Vice President                  1996          258,000                 20,755
and Chief Financial Officer of                   1995          258,000                 19,305
the Company and CRL

GLEN A. LAFFOON                                  1997          160,000                 20,635
Executive Vice President of the                  1996          200,000                 20,486
Company and President and Chief                  1995          234,000                 19,305
Executive Officer of CRL

JAMES A. WEISBARTH                               1997          160,000                 20,635
Treasurer and Assistant Secretary                1996          150,000                 19,653
of the Company and Executive Vice
President, Treasurer and Assistant
Secretary of CRL

(1) For the years 1997 and 1995, represents the contribution under a defined-contribution, money-purchase, pension plan. For 1996, includes the contribution under a defined-contribution, money-purchase, pension plan of $19,305 for each officer and the following amounts equal to the full-dollar economic value of the premiums paid in connection with life insurance policies issued pursuant to the Split-dollar Life Insurance Agreements between CRL and the following executive officers: Mr. Lick: $4,366; Mr.
    Grimone: $1,450; Mr. Laffoon: $1,181; and Mr. Weisbarth: $348. The Split-Dollar Life Insurance Agreements were terminated in 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

    The following table provides information for each of the executive officers concerning the exercise of options during 1997 and the number and value of options held at year-end for the Company's Common Shares.

                  SHARES                        NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                ACQUIRED ON        VALUE       UNDERLYING UNEXERCISED        IN-THE-MONEY
NAME           EXERCISE (#)   REALIZED ($)(1)   OPTIONS AT FY-END (#)    OPTIONS AT FY-END ($)
-------------  -------------  ---------------  -----------------------  -----------------------

                                               Exercisable/Unexercisable Exercisable/Unexercisable

Fred Lick,
  Jr.........       50,000          75,350                         0/0                      0/0

(1) Represents the difference between the aggregate exercise price of the options and the aggregate closing price of the Company's Common shares on the date of exercise.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    During 1997, the Executive Committee, whose members were Fred Lick, Jr., John F. Novatney, Jr., and E. Lawrence Hendershot, M.D., was responsible for determining the compensation for that year for the Company's executive officers, Mr. Lick, Frank W. Grimone, Glen A. Laffoon and James A. Weisbarth. Val Rajic became an executive officer December 16, 1997. In July 1998, a Compensation Committee was formed to determine the compensation of the Company's executive officers.

    The Company is somewhat different from most other public companies in that it does not have a large pool of executive officers. In 1997 and in past years, the Company has not had complicated long-term compensation arrangements for its executive officers. Instead, the Company particularized its compensation policies for each executive officer based on the officer's role and the Company's expectation for the officer.

    CRL entered into an employment agreement with Mr. Lick effective January 1, 1982, pursuant to which he served during 1997 as Chairman of the Board, President and Chief Executive Officer of CRL. Under that agreement, Mr. Lick received a salary of $966,994 in 1997. On December 15, 1997, Mr. Lick and CRL entered into an employment agreement which replaced the existing agreement as of January 1, 1998. Under the new agreement, Mr. Lick presently serves as Chairman and will receive a salary of $500,000 for 1998 and 1999. In accordance with the terms of the agreement, the parties will thereafter negotiate in good faith for Mr. Lick's continued employment for the years 2000 and 2001 on the basis of an incentive-based compensation program.

    Under his 1982 agreement, Mr. Lick received in 1997 six weeks vacation annually, cumulative from year to year; an automobile and its operational expenses; reimbursement of his business expenses; continuation of his salary during any total or partial disability and certain other fringe benefits. Mr. Lick will receive generally the same benefits under his new employment agreement except that no vacation time prior to January 1, 1998, shall accumulate.

    Mr. Lick's new employment agreement provides that in the event of a change of control of CRL or the Company, the agreement shall inure to the benefit of and be binding upon both parties or any purchaser or surviving corporation. Mr. Lick's employment agreement may not be terminated by CRL. If CRL does terminate the agreement, or if Mr. Lick terminates the agreement because of a material breach by CRL, his annual salary shall become fixed and shall be paid in one lump sum within 30 days.

    Mr. Lick entered into an employment agreement on December 15, 1997, with the Company which replaced an existing agreement as of January 1, 1998. The new agreement provides that if CRL terminates or is unable to fulfill any of its obligations under the employment agreement with Mr. Lick, then obligations of CRL become the responsibility of the Company. Mr. Lick's new employment agreement with the Company is for the same term as his new employment agreement with CRL. This employment agreement may not be terminated by the Company.

    Mr. Grimone received $258,000 in 1997 under employment contracts with the Company and CRL that had been in effect since January 1, 1984. Under those agreements, Mr. Grimone was entitled to an automobile and its operational expenses, the reimbursement of business expenses, and certain other fringe benefits. The Company and CRL entered into an employment agreement on December 16, 1997, with Mr. Grimone which replaced the prior agreements as of January 1, 1998. Under that new agreement, Mr. Grimone will be paid a salary for 1998 at an annual rate of $250,000 and will receive the same fringe benefits as under the prior agreements.

    On June 26, 1998, the Board of Directors re-elected Mr. Grimone as Senior Executive Vice President and Chief Financial Officer. While the employment contract entered into in December 1997 had contemplated Mr. Grimone going to a consulting status on a part-time basis as of July 1, 1998, the Company and CRL requested Mr. Grimone to remain as Chief Financial Officer on a full-time basis. The Company and CRL believe the continuation of Mr. Grimone's guidance and expertise would be of great benefit in the Company's plans for growth through acquisitions and increased retail sales of the Company's insurance products.

    Mr. Laffoon receives compensation in the form of an annual salary. During 1997, Mr. Laffoon served as Executive Vice President, Product Development. His annual compensation was based upon the successful development and introduction of new products and the overall performance of his duties. Mr. Laffoon was paid a salary of $160,000 in 1997.

    Mr. Laffoon and CRL entered into an employment contract on August 12, 1998, under which Mr. Laffoon will receive a salary of $160,000 for the period of June 1, 1998 to June 1, 1999 and each renewal year. The agreement automatically renews for one-year terms unless CRL provides 60 days advance notice of non-renewal. In the event Mr. Laffoon should leave the employment of CRL other than as a voluntary quit or be terminated for cause, Mr. Laffoon would be entitled to severance pay equivalent to one year's salary. The agreement also provides for reimbursement of business expenses and certain other fringe benefits.

    Mr. Weisbarth, who has been with CRL since 1980, served as Executive Vice President and Treasurer in 1997. Mr. Weisbarth is responsible for preparing the Company's budget and the consolidated financial reports and statements, overseeing the Company's information systems and purchasing, handling risk management matters, developing cost controls and reviewing large capital expenditures. He also holds the office of assistant secretary. Mr. Weisbarth receives compensation in the form of an annual salary. Mr. Weisbarth was paid $160,000 in 1997, reflective of his operational responsibilities.

    Mr. Weisbarth and CRL entered into an employment contract on August 13, 1998, under which Mr. Weisbarth will receive a salary of $160,000 for the period of June 1, 1998 to June 1, 1999 and each renewal year. The agreement automatically renews for one-year terms unless CRL provides 60 days advance notice of non-renewal. In the event Mr. Weisbarth should leave the employment of CRL other than as a voluntary quit or be terminated for cause, Mr. Weisbarth would be entitled to severance pay equivalent to one year's salary. The agreement also provides for reimbursement of business expenses and certain other fringe benefits.

                                    The Compensation Committee
                                    Bradley E. Cooper
                                    Michael A. Cavataio
                                    Richard M. Osborne

                 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1997, Mr. Lick and Mr. Novatney served on the Executive Committee, which served as a compensation committee responsible for determining the compensation of the Company's executive officers for that year.

    In 1997, Mr. Lick was President and Chief Executive Officer of the Company and of CRL. While Mr. Lick served on the Company's Executive Committee, he abstained in any action affecting his own compensation as an executive officer. See "Certain Relationships and Related Transactions" on Page 10 with respect to transactions between Mr. Lick and the Company.

PROPOSAL TWO: AMENDMENT OF THE AMENDED ARTICLES OF
                INCORPORATION TO ELIMINATE CUMULATIVE
                VOTING IN THE ELECTION OF DIRECTORS

    Proposal Two provides for an amendment to the Company's Amended Articles of Incorporation (the "Articles") to eliminate cumulative voting in the election of directors. This amendment is recommended by the Board of Directors in accordance with the term of the Voting Agreement, which requires the Company to amend its Articles to eliminate cumulative voting in the election of directors. Under the proposal, the Articles would be amended to restate Article FOURTH, Section 3, as follows:

        Section 3. Common Shares Each Common Share shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the shareholders of the corporation, on all propositions before such meetings. Notwithstanding any provision of the Ohio Revised Code, now or hereafter in force, no shareholder may cumulate his voting power in the election of directors. Each Common Share shall be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, and to participate equally in all distributions of assets upon liquidation.

    VOTES REQUIRED. The Eleventh Article of the Articles provides that unless two-thirds of the Company's directors act to approve or to recommend to the shareholders the approval of certain matters, the affirmative vote of 75% of the Common Shares (rather than a simple majority) is required to approve such matters. These requirements must be satisfied in order to amend or alter the Articles. The Board has unanimously approved the adoption of Proposal Two. Thus, the affirmative vote of a majority of the outstanding Common Shares is required to approve Proposal Two.

    PURPOSE AND EFFECTS OF THE AMENDMENT. Under cumulative voting in an election of directors, each share has a number of votes equal to the number of directors to be elected, and each shareholder may cast all of his votes for a single candidate or allocate them among as many candidates and in such proportions as he chooses.

    Thus, through cumulative voting, minority shareholders may cast all their votes for one nominee and may elect one or more nominees to the Board of Directors who would not otherwise have received sufficient votes to be elected. Without cumulative voting, each shareholder would be entitled to cast one vote per share for a candidate for director so that the holders of a majority of shares would elect the entire Board of Directors. If the proposal to eliminate cumulative voting is approved, the ability of minority shareholders to elect a representative to the Board of Directors without the cooperation of the shareholders owning a majority of the common shares would be greatly decreased if not eliminated. Therefore, the proposal could have the effect of entrenching incumbent management.

    Ohio law requires the following disclosure: AN EFFECT OF THE AMENDMENT TO THE ARTICLES WILL BE TO PERMIT A MAJORITY OF A QUORUM OF THE VOTING POWER IN THE ELECTION OF DIRECTORS TO ELECT OR REMOVE EVERY DIRECTOR AND TO PRECLUDE A MINORITY OF A QUORUM OF THE VOTING POWER IN THE ELECTION OR REMOVAL OF DIRECTORS FROM ELECTING OR PREVENTING THE REMOVAL OF ANY DIRECTOR.

    While the elimination of cumulative voting may impact the voting rights of certain minority shareholders, cumulative voting creates an administrative expense and burden to administer for the Company and may affect the Company's ability to conduct a public offering of its shares on an underwritten basis on comercially reasonable terms. Thus, the Board of Directors believes that the expense and burdens associated with cumulative voting outweigh its benefits to minority shareholders.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" PROPOSAL TWO, THE AMENDMENT OF THE AMENDED ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS.

                         CHANGE OF INDEPENDENT AUDITOR

    The Company has appointed Ernst & Young LLP as its independent auditors for the fiscal year ending December 31, 1998, to replace the firm of KPMG Peat Marwick LLP, who were dismissed as auditors of the Company effective August 27, 1998.

    The Audit Committee of the Company's Board of Directors approved the engagement of Ernst & Young LLP as the company's independent auditors. The audit reports of KPMG Peat Marwick LLP on the Company's consolidated financial statements for the two fiscal years ended December 31, 1997,did not contain an adverse opinion or a disclaimer of opinion, but were modified for going concern uncertainties.

    In connection with the audits of the Company's consolidated financial statements for fiscal years ended December 31, 1997 and 1996, and the subsequent interim period through August 27, 1998, no disagreements existed with KPMG Peat Marwick LLP on any matters of accounting principles or practices, financial statement or disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused KPMG Peat Marwick LLP to make reference to the matter in their report.

    No "reportable events" occurred as that term is described in Item 304(a)(1)(v) of Regulation S-K.

    KPMG Peat Marwick LLP has furnished the Company with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

    The Company engaged Ernst & Young LLP as its new independent accountants effective August 27, 1998. During the two most recent fiscal years and through August 27, 1998, the Company has not consulted with Ernst & Young LLP regarding
(1) the application of accounting principles to any transaction; (2) the type of audit opinion that might be rendered on the Company's financial statements; (3) any disagreement or reportable event as those terms are described or defined in Items 304(a)(1)(iv) and 304 (a)(1)(v) of Regulation S-K; or (4) any other matters or events set forth in Item 304 (a)(2) of Regulation S-K.

    Representatives of Ernst & Young LLP are expected to be present at the Special Meeting and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    Any shareholder who intends to present a proposal at the 1999 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 16, 1998. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Common Shares, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representation from the Company's executive officers and directors, the Company believes that all forms were filed in a timely manner during 1997, with the following exceptions:
Form 3 for Andrew A. Boemi, Michael A. Cavataio and Val Rajic, who became directors on December 16, 1997, were filed late.

                                 OTHER MATTERS

    The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may also be solicited by directors, officers and employees of the Company without additional compensation.

    If the enclosed form of proxy is validly executed, returned, and not revoked, the shares represented thereby will be voted in accordance with any specification made by the shareholder. In the absence of any such specification, proxies will be voted FOR the election of the nine nominees as set forth under "Election of Directors" on Page 1 and FOR Proposal No. 2.

    The presence of any shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time, insofar as it has not been exercised, (1) by a later-dated proxy; (2) by giving written notice to the Company; or (3) in open meeting.

    If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the meeting.

                                         By order of the Board of Directors.
                                         /s/ Fred Lick, Jr.
                                         Chairman of the Board

Date: October 5, 1998

                                  DETACH CARD

 -------------------------------------------------------------------------------

                          CENTRAL RESERVE LIFE CORPORATION

                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE SPECIAL MEETING OF SHAREHOLDERS ON OCTOBER 22, 1998.

         The undersigned hereby constitutes and appoints Fred Lick, Jr., and Frank W. Grimone, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Shareholders in Lieu of the Annual Meeting of Shareholders of Central Reserve Life Corporation to be held at the Home Offices of the Company, CRL Plaza, 17800 Royalton Road, Strongsville, Ohio on Thursday, October 22, 1998, and at any adjournment thereof, on all matters coming before said meeting.

     THE BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

     1. Directors: Andrew A. Boemi; Michael A. Cavataio; Bradley E. Cooper; Fred Lick, Jr.; Peter W. Nauert; John F. Novatney, Jr.; Richard M. Osborne; Robert A. Spass; and Mark H. Tabak.

    FOR       WITHHELD
    / /          / /          / /      FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

                                       --------------------------------------------------------------------------------

     2. Amendment to the Amended Articles of Incorporation to eliminate cumulative voting for the election of directors.

    FOR        AGAINST      ABSTAIN       SEE REVERSE
    / /          / /          / /            SIDE

PROXY

                                  DETACH CARD

 -------------------------------------------------------------------------------

  PROXY NO.                                                               SHARES

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                    Dated ________________, 1998

                                                    ____________________________
                                                    Signature

                                                    ____________________________
                                                    Signature

                                                    ____________________________
                                                    Title

                                                    NOTE: Please sign as name
                                                    appears hereon. Joint owners
                                                    should each sign. When
                                                    signing as attorney,
                                                    executor, administrator,
                                                    trustee or guardian, please
                                                    give full title as such.